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                                                                   Exhibit 10.48



                         HORSESHOE GAMING HOLDING CORP.

                              RETENTION BONUS PLAN

               ..................................................

        The purpose of this Retention Bonus Plan (the "Plan") of Horseshoe Gaming Holding Corp. is to provide an incentive to the management employees of the corporations and partnerships controlled by Horseshoe Gaming Holding Corp. (collectively, the "Company") employed in any of its casinos (each a "Casino") to remain in the employ of the Company, notwithstanding a possible sale of one or more of the Casinos, through the payment of retention bonuses to such employees.

        Eligibility. Individuals who are full-time employees of the Company employed by one of the Casinos in the position of General Manager, Assistant General Manager, Vice President or in Management Grades 12-19 will be eligible to receive a Bonus pursuant to the Plan (a "Participant").

        Amount of Bonus. The amount of the bonus (the "Bonus") which each Participant will be eligible to receive if he or she qualifies will equal that amount or percentage of the Participant's Base Salary as set forth in the individual letter sent or delivered to the Participant.

        Payment of Bonus. Each Participant who is employed by a Casino which is sold (whether as a result of a sale of all of the assets of the Casino or a sale of the entity directly or indirectly owning the Casino) on or before August 1, 2002, to a person other than (x) the Company or (y) an entity controlled, directly or indirectly, by either (i) a majority in interest of the shareholders of the Company or (ii) Jack B. Binion, Phyllis Cope, Peri Cope Howard, any of their spouses, members of the family or any trust for the benefit of, or established by, any of the


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foregoing, will be eligible to be paid his or her Bonus. To receive the Bonus, the Participant must (1) be employed by a Casino which was sold by the Company on the date of the closing of the sale of that Casino and (2) either (a) remain in the employ of that Casino through the date of the payment of the Bonus (as specified below), (b) terminate his or her employment with the Casino that was sold solely as a result of death or Disability or (c) have had his employment with the Casino terminated by the Casino for any reason other than for Cause. The Bonus payable to each Participant will be paid by the Company in cash in a lump sum (net of required income and employment tax withholdings) ninety (90) days following the closing date for the sale of that Casino.

        Defined Terms. For purposes of this Plan, the following terms have the following meanings:

        (a) "Base Salary" means the agreed amount of the annual base salary or regular rate of annual compensation payable to the Participant as of August 1, 2000, without regard to any deductions for employee contributions to any employee benefit plans of any type. No amounts payable as a bonus, options or other special pay will be included in determining a Participant's Base Salary.

        (b) "Cause" means any of the following:

                (i) the Participant's refusal or failure (other than during periods of illness, Disability or vacation) to perform the duties connected with his or her employment at the Casino pursuant to any lawful directive of the Participant's superiors;

                (ii) the Participant's willful or negligent misconduct in the performance of his or her other duties;


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                (iii) the Participant's willful or negligent breach of the
                Casino's written policies and procedures, as the same may be established from time to time;

                (iv) the conviction of, plea of guilty or plea of nolo contendre by, the Participant in respect of any felony, or for any misdemeanor constituting theft or embezzlement from the Casino or involving a client or customer of the Casino;

                (v) any other fraudulent action against the Casino by the Participant;

                (vi) the failure of the Participant to obtain or renew any license required for employment in the Casino by any local, state or federal regulatory agency with administrative authority over the Casino, or any action or failure to act by the Participant that would result in such a regulatory agency disallowing the Participant from employment in the Casino; or

                (vii) any violation by the Participant of, or conduct by the Participant that poses a substantial threat of causing the Casino to violate, any statute, law, ordinance or regulation promulgated or enforced by any entity with jurisdiction over the Casino or the Participant, concerning employment discrimination or other employment-related wrongs and which, upon violation thereof, the Casino could be exposed to material penalties, costs or liabilities.

        (c) "Disability" means the permanent inability (or inability for an extended term) of the Participant, as the result of a determinable physical or mental impairment, to perform in the usual manner enough of the regular, substantial and material duties of his or her position to be able to successfully continue in such capacity.

        General Provisions No employee of the Company has any claim to, or right to receive, a Bonus except by satisfying all of the conditions in this Plan. All matters relating to the


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determination of the amount of, or the right to receive, any Bonus, the existence of any Disability, the reasons for a Participant's termination of employment, including whether such termination was for Cause, will be determined by the Company, whose determinations shall be final, conclusive and binding on all Participants and other persons. Neither the establishment of the Plan nor any action taken under the Plan gives any Participant any right to be retained in the employ of the Company. The Plan shall be unfunded and the Company shall not be required to establish any special or separate fund nor to make any segregation of its assets to assure payments of Bonuses to Participants.

        No Participant may pledge or encumber any payment under this Plan, nor subject any such payment to any lien, obligation, or liability of such Participant to any party, other than the Company. A Participant may not assign or transfer any right to payment under this Plan other than by will or the laws of descent and distribution. Any Bonus otherwise payable to a Participant will, following the Participant's death, be paid to such Participant's estate.

        The effective date of the Plan is August 1, 2000. This Plan shall terminate August 1, 2002, and the Company shall thereafter have no further obligations to pay any Bonuses except with respect to Bonuses arising out of any sale of a Casino which sale closed on or before such date. The Plan may be amended or modified by the Company at any time or from time to time, with or without notice, provided that no amendment will reduce the amount of the Bonus payable to a Participant or materially and adversely change or add to the conditions for payment of such Bonus.

        No Other Severance Payments. If a Participant receives his or her Bonus, then the Participant shall not be entitled to any payments as a result of the termination of his or her employment under any other contract or agreement to which the Company and the Participant are a party or under any severance policy, practice or plan of the Company. The Bonus is not intended to diminish, reduce, eliminate or be in lieu of any other benefits or payments to which the Participant is otherwise entitled upon his or her termination of employment under any


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benefit plan or arrangement of the Company, such as any pension, profit-sharing,
401(k), stock bonus or deferred compensation plan or any medical, dental, hospitalization, life insurance or other welfare benefit plan or program of the Company.